Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185947 on Form S-8 of our report dated February 20, 2014, relating to the consolidated financial statements and financial statement schedules of Altisource Asset Management Corporation and subsidiaries (the “Company”), (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph related to the significant related party transactions with Altisource Residential Corporation, Altisource Portfolio Solutions, S.A., and Ocwen Financial Corporation), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 20, 2014